EXHIBIT 3(F)

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND THIS BOND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

LIGHTHOUSE LIFE CAPITAL, LLC

11.0% Senior Beacon Bonds (Class C Bonds)

No. [●]	No. of 11.0% Senior Beacon Bonds (the “Class C Bonds”): [●]
Principal Amount of the Bonds: $[●]
Series: [●]

LIGHTHOUSE LIFE CAPITAL, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to Vistra USA, LLC, or its registered assigns, the principal sum of up to $50,000,000, as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Class C Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments on the 15th of each month commencing on the first month following the issuance of such Bond and continuing monthly thereafter until its maturity date.

Record Dates: The last day of each calendar month.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [●]

LIGHTHOUSE LIFE CAPITAL, LLC, a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

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CERTIFICATE OF AUTHENTICATION

The Class C Bonds are the 11.0% Senior Beacon Bonds described in the within-mentioned Indenture. Dated: March 18, 2025.

UMB BANK, N.A., as Trustee

By:
Name:
Its:	Authorized Signatory

SCHEDULE OF EXCHANGES OF CLASS C BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

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(Reverse of Bond)

11.0% Senior Beacon Bonds

Class C Bonds

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of March 18, 2025 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $50,000,000 in the aggregate of Class C Bonds, Class CR Bonds, Class D Bonds and Class DR Bonds (the “Bonds”) of the Company as such amount and securities may be adjusted in accordance with the Indenture. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Class C Bonds represented by this certificate at 11.0% per annum from the date of issuance, up to but not including the fifth anniversary of the issuance date of this certificate (the “Maturity Date”) subject to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension to the Trustee, Paying Agent and Bondholders of the maturing Bond at least 60 days prior to the Maturity Date. The Company will pay interest due on the Class C Bonds on the Interest Payment Dates, or if any such day is not a business day, the next Business Day. Interest on the Class C Bonds will accrue from the first day of the calendar month immediately preceding the Interest Payment Date through the last day of the calendar month immediately preceding the Interest Payment Date. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Class C Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2. Method of Payment. The Company will pay interest on the Class C Bonds to the Persons who are registered holders of Class C Bonds at the close of business on the last day of each calendar month immediately preceding the Interest Payment Date, whether or not such date is a Business Day (the “Record Date”), even if such Class C Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Class C Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Class C Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Class C Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of Class C Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Paying Agent maintained for such purpose.

SECTION 3. Paying Agent and Registrar. The Company hereby appoints UMB Bank as paying agent and registrar for the Bonds held in global form by DTC, and Vistra USA, LLC as paying agent and registrar for Bonds held in any other name (each individually a “Paying Agent” and “Bond Registrar”  and together the “Paying Agent” and “Bond Registrars”).   The Company may change the paying agent or registrar without notice to the holders of Class C Bonds but with written notice to the Trustee. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Class C Bonds under the Indenture. The terms of the Class C Bonds include those stated in the Indenture for a complete description of the terms of the Class C Bonds. The Class C Bonds are subject to all such terms, and holders of Class C Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

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SECTION 5. Optional Redemption. The Company may redeem the Class C Bonds, in whole or in part, without penalty. Any redemption of a Class C Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If the Company plans to redeem the Class C Bonds, the Company will give notice of redemption not less than fifteen (15) days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the Bond Register maintained by the applicable Bond Registrar. In the event the Company elects to redeem less than all of the Class C Bonds, the particular Class C Bonds to be redeemed will be selected by the Company in its sole discretion. Except as set forth in this Section 5, or pursuant to Section 3.02 of the Indenture, the Class C Bonds may not be redeemed by the Company.

SECTION 6. Optional Redemption at Election of Bondholder.

(a) Class C Bonds will be redeemable at the election of the Bondholder beginning one year after the last issuance date of the series of Class C Bonds represented hereby. In order to request redemption, the Bondholder must provide written notice to the Paying Agent that the Bondholder requests redemption of all or a portion of the Bondholder’s Bonds (a “Notice of Redemption”) not less than 150 days prior to the Maturity Date. The Company will have 120 days from the date such notice is provided to redeem the Bondholder’s Bonds at a price per Class C Bond equal to: (i) $910 plus any accrued but unpaid interest on the Class C Bond if the request for redemption is received after the date that is 13 months and on or before the date that is 24 months following the date of issuance of the Class C Bond to be redeemed; (ii) $915 plus any accrued but unpaid interest on the Class C Bond if the request is received after the date that is 25 months and on or before the date that is 36 months following the date of issuance of the Class C Bond to be redeemed; and (iii) $920 plus any accrued but unpaid interest on the Class C Bond if the request is received after the date that is 37 months and on or before the date that is 48 months following the date of issuance of the Class C Bond to be redeemed; and (iv) $925 plus any accrued but unpaid interest on the Class C Bond if the request is received after the date that is 49 months and on or before the date that is 60 months following the date of issuance of the Class C Bond to be redeemed. The Company’s obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds during any Redemption Period equal to the 10% Limit (as defined below). Any Bonds redeemed as a result of a Bondholder’s right upon death or disability set forth in Section 7 will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section. Bond redemptions set forth in this Section will occur in the order that notices are received. Bond redemption requests during any Redemption Period in excess of the 10% Limit (not including death or disability claims) will be held (“Held Requests”) until the next Redemption Period and then fulfilled in the order in which they were received; provided, that if the 10% Limit for any Redemption Period increases in accordance with the definition of the 10% Limit during the pendency of the Offering, then such Held Requests will be fulfilled upon such increase in the 10% Limit in the order in which they were received.

(b) “10% Limit” shall mean 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar year; provided, however, during the pendency of the Offering, such amount shall be updated to equal 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar quarter.

(c) “Offering” shall mean that certain offering for sale of the Bonds pursuant that certain confidential private placement memorandum dated March 24, 2025 (the “Memorandum”).

(d) “Redemption Period” shall mean a calendar year.

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SECTION 7. Redemption upon Death or Disability.

(a) Subject to subsection (b) below, within 60 days of the death or Qualifying Disability of a holder who is a natural person or a Person who beneficially holds Bonds (a “Holder Redemption Event”), the estate of such Person, such Person, or legal representative of such Person may request that the Company to repurchase, in whole but not in part, without penalty, the Bonds held or beneficially held by such Person, as the case may be, by delivering to the Company a repurchase request in form and content acceptable to the Company in its sole discretion (a “Repurchase Request”). Redemptions due to death or disability shall count towards the annual 10% limit on redemptions described above; provided, however, that any redemptions pursuant to death or disability shall not be subject to the 10% limit. Any Repurchase Request shall specify the particular Holder Redemption Event giving rise to the right of the holder or beneficial holder to have his or her Securities repurchased by the Company. If a Bond or beneficial interest is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (i) the surviving holder or beneficial holder upon the occurrence of a Holder Redemption Event arising by virtue of a death, or (ii) the disabled holder or beneficial holder (or a legal representative) upon the occurrence of a Holder Redemption Event arising by virtue of a Disability. In the event a Bond or beneficial interest is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Bond or beneficial interest unless a Holder Redemption Event has occurred for all such co-holders or co-beneficial holders of such Bond.

(b) Qualifying Disability shall mean with respect to any Holder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Holder or beneficial holder first acquired the Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

(c) Upon receipt of a Repurchase Request under subsection (a) above, the Company shall designate a date for the repurchase of such Security and notify the Trustee and Paying Agents of such Repurchase Date, which date shall not be later than 90 days after the Company receives facts or certifications establishing to the reasonable satisfaction of the Company the occurrence of a Holder Redemption Event. Any redemption of a Bond under this Section will be at a price equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

SECTION 8. Denominations, Transfer Exchange. The Class C Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Class C Bonds may be registered and Class C Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Class C Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Class C Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Class C Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Class C Bonds for a period of 15 days before a selection of Class C Bonds to be redeemed.

SECTION 9. Persons Deemed Owners. The registered holder of Class C Bonds may be treated as its owner for all purposes.

SECTION 10. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Class C Bonds then outstanding. Without notice to or consent of any holder of Class C Bonds, the parties thereto may amend or supplement the Indenture and the Class C Bonds as provided in the Indenture.

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SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6.01 of the Indenture. If an Event of Default occurs and is continuing, the Bonds will continue to accrue interest at the applicable rate for Bonds. Holders of Class C Bonds may not enforce the Indenture or the Class C Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The holders of a majority of the Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2) of the Indenture.

SECTION 12. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Class C Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Class C Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Class C Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Class C Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee, Paying Agent or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a holder of Class C Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. Registered Form. The Class C Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 17. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any holder of Class C Bonds upon written request and without charge a copy of the Indenture.

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